Exhibit 97.1
ARTIVION, INC.
UPDATED CLAWBACK POLICY
As Amended August 2023

In the event Artivion, Inc. (the “Company”) issues a material accounting restatement of its financial statements, or issues a restatement that corrects errors that are not material to previously issued financial statements, but that would result in a material misstatement if corrected or left uncorrected in a current financial reporting period, as a result of noncompliance with any financial reporting requirement under the federal securities laws, then the Company, acting through the Compensation Committee (the “Committee”) of its Board of Directors:
•will recoup any Recoverable Compensation Received by any Covered Person, unless the Committee determines in its sole discretion, in consultation with its advisors, that such recovery would be Impracticable.
The Committee shall determine in its sole discretion, after consultation with its advisors and with the Audit Committee, whether a restatement of the Company’s financial statements is “material,” “corrects errors that are not material to previously issued financial statements, but that would result in a material misstatement if corrected or left uncorrected in a current financial reporting period,” or was “a result of noncompliance with any financial reporting requirement under the federal securities laws.”
“Applicable Period” means the three completed fiscal years preceding the earlier of: (i) the date that the Committee, concludes, or reasonably should have concluded, that the Company is required to prepare a Restatement; or (ii) the date a court, regulator, or other legally authorized body directs the Company to prepare a Restatement. The Applicable Period shall also include any transition period (that results from a change in the Company’s fiscal year) of less than nine months within or immediately following the three completed fiscal years.
“Covered Person” means any person who receives Recoverable Compensation.
“Executive Officer” includes the Company’s president, principal financial officer, principal accounting officer (or if there is no such accounting officer, the controller), any vice-president of the Company in charge of a principal business unit, division, or function (such as sales, administration, or finance), any other officer who performs a policy-making function, or any other person (including any executive officer of the Company’s controlled affiliates) who performs similar policy-making functions for the Company.
“Financial Reporting Measure” means a measure that is determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements (including “non-GAAP” financial measures, such as those appearing in earnings releases), and any measure that is derived wholly or in part from such measure. Stock price and total shareholder return (“TSR”) are Financial Reporting Measures.
“Impracticable” means, after exercising a normal due process review of all the relevant facts and circumstances and taking all steps required by Exchange Act Rule 10D-1 and any applicable exchange listing standard, the Committee determines that recovery of the Incentive-Based Compensation is impracticable because: (i) it has determined that the direct expense that the Company would pay to a third party to assist in recovering the Incentive-Based Compensation would exceed the amount to be recovered; (ii) it has concluded that the recovery of the Incentive-Based Compensation would violate home country law adopted prior to November 28, 2022; or (iii) it has determined that the recovery of Incentive-Based Compensation would cause a tax-qualified retirement plan, under which benefits are broadly available to the Company’s employees, to fail to meet the requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and regulations thereunder.
“Incentive-Based Compensation” includes any compensation that is granted, earned, or vested based wholly or in part upon the attainment of a Financial Reporting Measure; however it does not include: (i) base salaries; (ii) discretionary cash bonuses; (iii) awards (either cash or equity) that are based upon subjective, strategic or operational standards; and (iv) equity awards that vest solely on the passage of time.
“Received” – Incentive-Based Compensation is deemed “Received” in any Company fiscal period during which the Financial Reporting Measure specified in the Incentive-Based Compensation award is attained, even if the payment or grant of the Incentive-Based Compensation occurs after the end of that period.

“Recoverable Compensation” means all Incentive-Based Compensation (calculated on a pre-tax basis) Received after October 2, 2023 by a person: (i) after beginning service as an Executive Officer; (ii) who served as an Executive Officer at any time during the performance period for that Incentive-Based Compensation; (iii) while the Company had a class of securities listed on a national securities exchange or national securities association; and (iv) during the Applicable Period, that exceeded the amount of Incentive-Based Compensation that otherwise would have been Received had the amount been determined based on the Financial Reporting Measures, as reflected in the Restatement.
Nothing in this Policy shall be deemed to diminish the Committee’s discretion under the Equity and Cash Incentive Plan, in the future, to award or not award any incentive based compensation, reduce the amount of any unvested equity award or unpaid cash bonus or determine not to allow vesting of any unvested equity award or pay any unpaid cash bonus at any time prior to the actual vesting of such equity award or payment of such cash bonus.

August 2023
2